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                                                                   EXHIBIT 10.33

                                PROMISSORY NOTE

$37,500,000                                                         June 1, 1999

        FOR VALUE RECEIVED, the undersigned, CANDLEWOOD HOTEL COMPANY FUND, I, LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay (x) Boston Capital Institutional Advisors LLC or (y) provided that the registration provision of Section 10.2.5 of the Loan Agreement (as that term is hereinafter defined) has been satisfied, to the successors and assigns of Boston Capital Institutional Advisors LLC (together with any subsequent holders of this Note, the "Lender"), at its office at One Boston Place, Boston, Massachusetts 02108, or at such other place as the Lender may from time to time designate in writing, the principal sum of

                        THIRTY SEVEN MILLION FIVE HUNDRED
                        THOUSAND DOLLARS AND 00/100 CENTS

($37,500,000) or such portion thereof as may have been actually advanced by the Lender and not repaid by the Borrower with interest from the date hereof on the principal amount hereof from time to time advanced and unpaid at the Stated Rate (as such term is hereinafter defined), payable monthly in arrears at the Applicable Rate (as hereinafter defined) in the following manner: commencing on April 1, 1999, interest at the Applicable Rate on the then outstanding principal amount hereof which has accrued as of the last day of the prior calendar month shall be due and payable on the first business day of each calendar month; except that in all events the entire unpaid principal balance, interest, all accrued amounts and interest thereon, all charges and any and all other amounts due under this Note and all other Loan Documents (as such term is hereinafter defined) are to be paid in full on the Maturity Date (as such term is hereinafter defined).

        The term "Applicable Rate" shall mean the Stated Rate except for any Deferral Period (as hereinafter defined) when it shall mean the Deferral Rate.

        The term "Deferral Rate" shall mean the lesser of (i) a rate equal to nine percent (9%) or (ii) the maximum rate of interest then permitted by law.

        The term "Stated Rate" shall mean the lesser of (i) a rate equal to twelve percent (12%) per annum or (ii) the maximum rate of interest then permitted by law.

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        The term "Maturity Date" shall mean the date which is five (5) years from the date on which the Lender first advances any portion of the principal amount of the loan evidenced hereby to or on behalf of the Borrower. The Borrower and the Lender each agree upon the request of the other to memorialize in a written agreement the exact calendar date of the Maturity Date following such first advance of the loan evidenced hereby.

        The term "Loan Documents" shall mean that certain (i) Loan Agreement dated as of the date hereof between the Lender and the Borrower as from time to time amended and in effect (the "Loan Agreement"), (ii) this Note as from time to time amended and in effect and (iii) the other Loan Documents defined as such in the Loan Agreement.

        The term "Deferral Period" shall mean any period commencing on the first day of any calendar month and ending on a date no later than two years after the date of the last advance of the loan evidenced by this Note provided that the Borrower has sent (a) a written notice to the Lender (as hereinafter provided) requesting a partial deferral of interest on this Note equal to three percent (3%) and (b) furnished the Lender with financial projections of the Borrower reasonably demonstrating that such deferral is needed because of expected shortfalls in gross income from operations and debt service reserves. For such deferral notice to be effective (i) it must be received by the Lender at least ten (10) days in advance of the date on which the Deferral Period is to commence, (ii) it must specify the requested length of the deferral and (iii) the Lender must agree that such deferral is reasonably needed, which agreement shall not be unreasonably withheld. During any Deferral Period the deferred interest of three percent (3%) which is not paid currently shall accrue and be added to the principal balance due hereunder until paid. The portion of the principal balance hereof representing accrued and unpaid interest which has been deferred shall itself bear interest at the Stated Rate and such amount of interest on interest shall be accrued and compounded monthly and added to the principal balance hereof until paid.

        No prepayments are permitted hereunder except as follows: The principal balance from time to time outstanding hereunder together with all accrued interest and other charges and other amounts due hereunder may be prepaid (i) in full (but not in part) or (ii) in part if such prepayment is made in accordance with Sections 4.3 or 4.4 of the Loan Agreement, in each case, on any installment payment date hereunder after at least 60 (sixty) days prior written notice from the Borrower to the Lender notifying the Lender of the Borrower's intention to prepay and including in such notice the expected amount and date of such prepayment. In the event of any voluntary or involuntary prepayment of all or any portion of the loan evidenced by this Note (for any reason, including prepayment as the result of an acceleration of the loan evidenced by the Note) whether or not the loan evidenced by this Note is then permitted to be prepaid, a Prepayment Fee (as hereinafter defined) will be due and payable. Except as expressly provided in the penultimately preceding sentence and in the second paragraph following this paragraph,



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the Borrower has no right to prepay the loan evidenced by this Note. The
Borrower hereby expressly agrees that the Prepayment Fee constitutes additional bargained for consideration given by the Borrower to the Lender in order to induce the Lender to extend to the Borrower the loan evidenced by this Note.

        If the Borrower provides notice to the Lender of its intention to prepay all or a portion of the loan evidenced hereby as provided in the immediately preceding paragraph and thereafter revokes or withdraws such notice then any prepayment obligation shall be rescinded and the Borrower shall pay to the Lender a revocation fee equal to three percent (3%) of the amount specified to be prepaid in the notice letter regarding such prepayment from the Borrower to the Lender.

        Notwithstanding anything to the contrary set forth in the two immediately preceding paragraphs, (i) prepayments of any principal outstanding hereunder as a result of the payment of insurance proceeds or eminent domain awards used to repay the Lender, provided in each instance there then exists no Event of Default and (ii) prepayments from increased equity contribution pursuant to Section 4.4 of the Loan Agreement, may be made at any time without a Prepayment Fee.

        The term "Prepayment Amount" is the amount of principal to be prepaid in connection with any prepayment as set forth in the prepayment notice from the Borrower or, in the event of an involuntary prepayment for which such notice was not given, the amount of principal actually being prepaid.

        The term "Prepayment Fee" shall mean a fee calculated as follows: take
(a) an amount equal to interest at the Stated Rate on the Prepayment Amount for 24 months and subtract from such amount (b) an amount equal to the Paid Interest. If such calculation results in a negative number the Prepayment Fee is equal to zero.

        The term "Paid Interest" shall mean for any Prepayment Amount (i) if the prepayment is a prepayment in full of the loan evidenced by this Note an amount equal to all interest paid on amounts advanced under this Note, from the date hereof through the date the Prepayment Amount is paid to the Lender and (ii) if the prepayment is a partial prepayment being made from Net Asset Sale Proceeds (as defined in the Loan Agreement), an amount equal to all interest paid on amounts advanced under this Note with respect to the applicable Tranche (as defined in the Loan Agreement) from the date of the first advance of such Tranche through the date the Prepayment Amount is paid to the Lender.

        All payments hereunder shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment. Interest shall be calculated on a daily basis using an actual 360 day year. All payments including any prepayments shall be applied first to any costs and expenses, including reasonable



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attorneys' fees, then to any late charges, then to any fees or other charges, then to interest due and any balance shall be applied in reduction of principal including any accrued amounts added thereto.

        It is hereby expressly agreed that the occurrence of any one or more of the following events (each an "Event of Default") shall constitute a default and breach hereof: (a) any failure to pay any installment of interest or amount of principal on the date when the same is payable as above expressed and the continuation of such failure for five (5) days; or (b) any failure to repay all principal, interest, accrued and other amounts and charges due under this Note and all other Loan Documents in full on the Maturity Date; or (c) any default or event of default under and as defined in any of the Loan Documents, after the expiration of any applicable notice, grace or cure period. If any such Event of Default shall occur, the Lender may, at its option, declare to be immediately due and payable the then outstanding principal balance under this Note, with all accrued and unpaid interest thereon, and all other charges and amounts payable to the Lender hereunder and under any of the other Loan Documents whereupon all such amounts shall become and be due and payable immediately. The failure of the Lender to exercise said option to accelerate shall not constitute a waiver of the right to exercise the same at any other time.

        The Borrower agrees that all expenditures by the Lender that the Borrower is obligated to pay under any of the Loan Documents, other than advances of principal, which are not reimbursed by the Borrower immediately upon demand, all amounts due under any of the Loan Documents after maturity, and any amounts due under any of the Loan Documents after the occurrence of an Event a Default (as defined in the Loan Agreement) from the date fifteen (15) days after the sooner of (x) the date any such amount is due or (y) the date of any such Event of Default, shall bear interest at the maximum rate of interest then permitted by law or twenty-one percent (21%), whichever shall be less, until all such expenditures are repaid or this Note and such amounts as are due are paid to the Lender. In addition, the Lender hereof may collect a "late charge" to cover the extra expense involved in handling delinquent payments which shall not exceed the lesser of (i) an amount equal to five percent (5%) of any amount or installment which is not paid within five (5) days of the due date thereof, or (ii) the maximum rate of interest then permitted by law.

        This Note may not be waived, changed or discharged orally, but only by an agreement in writing and, with respect to waivers or discharges, signed by the Lender and, with respect to other changes, signed by the Borrower and the Lender and any oral waiver, change or discharge of any term or provision of this Note shall be without authority and of no force or effect.



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        All of the provisions of this Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Lender and, provided the registration requirement in Section 10.2.5 of the Loan Agreement has been satisfied, to the successors and assigns of the Lender. This Note shall be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts.

        The Borrower hereby consents to any extension of time of payment hereof or compromise with or release of any party liable for this obligation and waives presentment for payment, demand, protest and notice of dishonor. Any such extension or release may be made without notice to the Borrower and without discharging its liability.

        All notices or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed, postage prepaid, by registered or certified mail, return receipt requested or by a nationally recognized overnight courier for delivery the next Business Day (as defined in the Loan Agreement). Notices shall be deemed given (a) when delivered if delivered by hand, (b) three (3) Business Days after mailing by registered or certified mail or (c) the next Business Day following deposit with a nationally recognized overnight courier. All notices shall be addressed:

        If to the Borrower, to:

        Candlewood Hotel Company, Inc.
        8621 21st North Street, Suite 200
        Wichita, KS 67206
        Attn: Warren D. Fix

        With a copy to:

        Latham & Watkins
        Sears Tower, Suite 5800
        Chicago, IL 60606
        Attn: Kenneth D. Crews, Esq.

        If to the Lender, to:

        Boston Capital Institutional Advisors LLC
        One Boston Place
        Boston, MA 02108
        Attn: William H. Kremer



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        with a copy to:

        Ropes & Gray
        One International Place
        Boston, MA 02110
        Attn: Walter R. McCabe III, Esq.

        with an additional copy to:

        Massachusetts Mutual Life Insurance Company
        Real Estate Finance Group
        1295 State Street K161
        Springfield, MA 01111-0001
        Attn: Robert F. Little

Any party may from time to time change its address by providing notice to the other parties in accordance with the requirements of this paragraph.



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        IN WITNESS WHEREOF, this instrument has been executed and delivered by the undersigned, under seal, by a person or persons thereunto duly authorized, on the day and year first written above.

Witness:                                CANDLEWOOD HOTEL COMPANY FUND I, LLC

/s/ [Signature Illegible]               By: /s/ WARREN D. FIX
------------------------------------        ------------------------------------
                                            Name: Warren D. Fix
                                            Title: Authorized Signatory